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Subsidiaries of the Company             Exhibit 21


Werner Co., a Pennsylvania corporation
Wentworth Institutional Realty, Inc., a Delaware corporation
Werner Funding Corp., a Delaware corporation
WIP Technologies, Inc., a Delaware corporation